Registration Statement No. ____________

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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

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                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

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                               RADIX MARINE, INC.
             (Exact name of registrant as specified in its charter)

            Nevada                                            001-15337
(State or other jurisdiction of                        (I.R.S. Employer ID. No.)
 incorporation or organization)

                       9119 Ridgetop Boulevard, Suite 360
                          Silverdale, Washington 98383
                    (Address of Principal Executive Offices)

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          ENGAGEMENT AGREEMENT BETWEEN MODERN MFG SERVICES, INC., AND
                            THE OTTO LAW GROUP, PLLC

                AMENDMENT NO. 1 TO ADVERTISING AGREEMENT BETWEEN
   BARTHOLOMEW INTERNATIONAL INVESTMENTS, LTD., INC., AND RADIX MARINE, INC.

 AMENDMENT NO. 1 TO CONSULTING AGREEMENT BETWEEN MARQUIS DEVELOPMENT, INC., AND
                               RADIX MARINE, INC.

              ENGAGEMENT AGREEMENT BETWEEN RADIX MARINE, INC. AND
                       LAW OFFICES OF MICHAEL L. CORRIGAN

                               David M. Otto, Esq.
                            The Otto Law Group, PLLC
                          900 Fourth Avenue, Suite 3140
                            Seattle, Washington 98164
                                 (206) 262-9545
      (Name, Address and Telephone Number of Agent for Service of Process)

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

                         CALCULATION OF REGISTRATION FEE

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                         Proposed Maximum       Proposed Maximum
Title of Securities to   Amount to be           Offering Price Per         Aggregate Offering
be Registered            Registered(1)          Share(2)                   Price(2)                   Amount of Fee
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
Common Stock,            3,600,000              $0.095                      $342,000                  $31.46
$0.001 par value
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

(1) The engagement agreement (the "Engagement Agreement") between The Otto Law Group, PLLC ("OLG") and Radix Marine, Inc., a Nevada corporation (the "Company" or the "Registrant") (fka Modern MFG Services, Inc.) provides for legal services to be rendered by OLG to the Company on a periodic basis. The Company has chosen to compensate OLG for legal services rendered, in part, by issuing Seven Hundred Thousand (700,000) shares of the Company's common stock to OLG, all of which are being registered herein. The general nature and purpose of the Engagement Agreement is to provide for legal services for the Company and, at the same time, compensate OLG for said legal services. The Engagement Agreement does not provide for a specific term, but remains in effect until terminated by either party. The Engagement Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The Company has amended the advertising agreement (the "Advertising Agreement") between itself and Bartholomew International Investments, Ltd., Inc. ("BIIL") and the Company shall issue an additional One Million Four Hundred Thousand (1,400,000) shares of common stock of the Company to BIIL. The general nature and purpose of the Advertising Agreement is to provide for advertising and marketing services, and, at the same time, compensate BIIL for said advertising and marketing services. Amendment No. 1 to the Advertising Agreement provides for a Nine (9) month term. The Advertising Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The Company has amended the consulting agreement (the "Consulting Agreement") between itself and Marquis Development, Inc. ("Consultant") and the Company shall issue an additional Seven Hundred Thousand (700,000) shares of common stock of the Company to Consultant. The general nature and purpose of the Consulting Agreement is to provide consulting services, and, at the same time, compensation Consultant for said consulting services. Amendment No. 1 to the Consulting Agreement provides for a Eighteen (18) month term. The Consulting Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The engagement agreement (the "Engagement Agreement") between Law Offices of Michael L. Corrigan ("Corrigan") and the Company provides for legal services to be rendered by Corrigan to the Company on a periodic basis. The Company has chosen to compensate Corrigan for legal services rendered, in part, by issuing Eight Hundred Thousand (800,000) shares of the Company's common stock to Corrigan, all of which are being registered herein. The general nature and purpose of the Engagement Agreement is to provide for legal services for the Company and, at the same time, compensate Corrigan for said legal services. The Engagement Agreement does not provide for a specific term, but remains in effect until terminated by either party. The Engagement Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(2) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On December 12, 2003, the fair market value of the Company's common stock, determined from its closing price on the Over-the-Counter Bulletin Board was $0.095 per share. On this basis, the maximum aggregate offering price for the shares being registered hereunder is $342,000, and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .000092.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated by reference in this registration statement: (i) the Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended June 30, 2003, (ii) the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003 (iii) the Company's Reports on


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

Forms 8-K and Forms 8-K, as amended, filed October 6, 2003, and October 10,2003, and (iv) Form S-8 filed with the Commission on July 24, 2003, File No. 333-107302 and October 24, 2003, File No. 333-109943. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

OLG, who has prepared this Registration Statement and the opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, has represented the Registrant in the past on certain legal matters. Mr. Otto is the beneficial owner of 2,000,000 shares of common stock of the Company. There are no arrangements or understandings that would in any way cause Mr. Otto to be deemed an affiliate of the Registrant or a person associated with an affiliate of the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.751 of the Nevada General Corporation Law generally allows the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The Registrant may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any such amounts if it is later determined that such person was not entitled to be indemnified by the Registrant.

ITEM 8. EXHIBITS

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities
Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.


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

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Silverdale, Washington, on this 12th day of December, 2003.

                                        RADIX MARINE, INC.
                                        (Name of Registrant)

Date: December 12, 2003                 By: /s/ Kathy Bright
                                           -------------------------------------
                                           Kathleen Bright - President


                                        By: /s/ Scott Edwards
                                           -------------------------------------
                                           Scott Edwards - (Acting) CFO


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

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

            Signature                   Title                                Date
            ---------                   -----                                ----
/s/ Kathy Bright                        President and Director               December 12, 2003
-----------------------------------     (Principal Executive Officer)
Kathy Bright


/s/ Roger Jansen                        Director                             December 12, 2003
-----------------------------------
Roger Jansen


/s/ Roy Rainey                          Director                             December 12, 2003
-----------------------------------
Roy Rainey

                                INDEX TO EXHIBITS

Number                        Description                                            Page
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
4.1      Engagement Agreement with The Otto Law Group, PLLC

4.2      Amendment No. 1 to Advertising Agreement with Bartholomew International
         Investments, Ltd., Inc.

4.3      Amendment No. 1 to Consulting Agreement with Marquis Development, Inc.

4.4      Engagement Agreement with Law Offices of Michael L. Corrigan

5        Opinion of The Otto Law Group, PLLC

23       Consent of The Otto Law Group, PLLC (contained in exhibit 5)

23.1     Consent of Jonathon P. Reuben, CPA, and Accounting Corporation


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